EXHIBIT 99.1


VALENCE TECHNOLOGY, INC.


            VALENCE TECHNOLOGY ACCESSES $5 MILLION OF EQUITY CAPITAL

AUSTIN, TX, December 2, 2002 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries, today announced that it has drawn down $5 million for the 3rd fiscal quarter from its equity financing commitment with Berg & Berg Enterprises, LLC, an affiliate of Carl Berg, a director and shareholder in the Company. The proceeds will be used to fund working capital.

Under the terms of the equity commitment, Valence issued to Berg & Berg 4,409,560 shares of restricted Common Stock purchased at a 15% discount to the average closing price of the stock for the five days prior to the purchase date or approximately $1.13 per share. Under Rule 144, these shares are restricted from being traded by Berg & Berg for a period of one year from the date of issuance, unless registered, and thereafter may be traded only in compliance with the volume restrictions imposed by this rule.


About Valence Technology, Inc.

Valence is a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. Valence has more than 722 issued and pending patents worldwide, including 254 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq SmallCap Market under the symbol VLNC and can be found on the Internet at www.valence.com.

MEDIA CONTACT                                INVESTOR CONTACT

Sue Ellen M. Schaming                        Kevin Mischnick
Blanc and Otus Public Relations              Vice President of Finance
SSCHAMING@BLANCANDOTUS.COM                   Valence Technology, Inc.
(415) 856-5129                               KEVIN.MISCHNICK@VALENCE.COM
                                             (512) 527-2900


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